Exhibit 99.2

HEILIG-MEYERS COMPANY ANNOUNCES FILING OF SECOND AMENDED PLAN OF REORGANIZATION AND APPROVAL OF DISCLOSURE STATEMENT

RICHMOND, VA, June 7, 2005 – Heilig-Meyers Company and certain of its wholly owned subsidiaries, Heilig-Meyers Furniture Company, Heilig-Meyers Furniture West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc. (collectively, the “Companies”), today announced that they and the Official Committee of Unsecured Creditors filed a Second Amended and Restated Joint Liquidating Plan of Reorganization (the “Plan”) and an Amended and Restated Disclosure Statement (the “Disclosure Statement”) with the U.S. Bankruptcy Court for the Eastern District of Virginia. The Bankruptcy Court approved the Disclosure Statement after conducting a hearing for the purpose of making a determination as to the adequacy of the Disclosure Statement. The Companies will ask its creditors to vote for the approval of the Plan. The Bankruptcy Court has scheduled a hearing on September 26 and 27, 2005, to consider confirmation of the Plan.

The Plan contemplates the creation of a Liquidation Trust to liquidate and make distributions of assets, and to administer the resolution of the outstanding claims against the interests of the Companies pursuant to the applicable sections of the Bankruptcy Code.

It is anticipated that the assets of the Liquidation Trust will include approximately 67% of the new common stock to be issued pursuant to the Plan of Reorganization of RoomStore, Inc. (“RoomStore”), formerly HMY RoomStore, Inc. (the “RoomStore Plan”), which was confirmed by the Bankruptcy Court on May 18, 2005 and became effective on June 1, 2005. Under the terms of the RoomStore Plan, RoomStore emerged as a reorganized business enterprise that operates 65 retail home furnishings stores located in Pennsylvania, Maryland, Virginia, North Carolina, South Carolina and Texas.

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. The Companies assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.